Exhibit 99.1
news release
QLT ANNOUNCES FOURTH QUARTER AND YEAR END 2010 RESULTS
Provides Guidance for 2011 and Pipeline Update

For Immediate Release	March 1, 2011
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today reported financial results for the fourth quarter ended December 31, 2010 and full year 2010 as well as issued its guidance for 2011. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
“We were very pleased in the fourth quarter to have reported positive adjusted EBITDA even while we ramped up R&D activity related to our synthetic retinoid program and our punctal plug drug delivery system,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “We were also pleased to see the improvement in worldwide Visudyne® sales in the fourth quarter, particularly in the U.S. where end user demand increased 13% from an average of 65 vials per day in the third quarter to 73 vials per day in the fourth quarter, marking the first sequential increase since 2008.”
2010 FINANCIAL RESULTS
Worldwide Visudyne® Product Sales
Visudyne sales for the fourth quarter of 2010 were $24.5 million, a decrease of 3.7% from the fourth quarter of 2009. Sales in the U.S. were $5.9 million, down 19.1% from the prior-year fourth quarter, while sales outside the U.S. were $18.6 million, up 2.6% from the prior year. For the full year 2010, worldwide Visudyne sales were $90.6 million, 14.2% lower than in 2009, as U.S. sales declined 26.7% and non-U.S. sales declined 9.1%.
QLT Revenues
For the fourth quarter, total revenue of $10.0 million was down 7.3% from the fourth quarter of 2009. This decrease exceeded the percentage decline in Visudyne product sales primarily because the fourth quarter of 2009 included $1.3 million for recognition of revenue related to Novartis’ write-off of finished product in that period. For the full year 2010, total revenue of $44.7 million was up 6.2% over 2009, in part because under the amended Visudyne agreement with Novartis, QLT books higher revenue per dollar of product sales than under the previous arrangement. Additionally, following the amendment of our Visudyne PDT Product Development, Manufacturing and Distribution Agreement (“Amended PDT Agreement”) with Novartis, revenue in 2010 benefited from the recognition of approximately $5.0 million of deferred revenue in the first quarter for inventory shipped to, and paid for by, Novartis in prior years.
QLT Expenses / Other Income
For the fourth quarter, Cost of Sales was $3.4 million, down from $7.5 million in the prior year, primarily due to obsolescence charges taken by QLT and Novartis in the fourth quarter of 2009 totaling approximately $4.8 million. For the full year 2010, Cost of Sales expense was $15.2 million, compared to

$20.2 million in 2009. The decrease was primarily due to inventory obsolescence charges in 2009 of approximately $9.5 million, partially offset by $4.0 million of expense in 2010 associated with the recognition of deferred revenue described above.
For the fourth quarter of 2010, Research and Development (R&D) expense was $10.7 million, up 32.1% from $8.1 million in the same period of 2009. The increase occurred primarily because higher spending on QLT091001 and punctal plugs was only partially offset by reduced spending on Visudyne. For the full year, expenditures for R&D were $33.5 million in 2010, up 17.1% from $28.6 million in 2009, as increased spending on QLT091001 and QLT091568 (before that program was stopped in the fourth quarter) was partially offset by reduced spending on Visudyne and punctal plugs.
For the fourth quarter of 2010, Selling, General and Administrative (SG&A) expense was $5.6 million, down from $5.9 million in 2009. The decrease occurred despite increased year-over-year spending related to U.S. Visudyne sales and marketing, as the 2009 fourth quarter included significant legal and other expenses related to the settlement with the General Hospital Corporation, doing business as Massachusetts General Hospital (“MGH”), the Amended PDT Agreement with Novartis, and the divestment of QLT USA, Inc. (“QLT USA”), all of which occurred in that quarter. For the full year, SG&A expenditures of $20.8 million were up from the $18.3 million reported in 2009 primarily due to infrastructure and promotional spending associated with U.S. Visudyne sales and a negative foreign exchange impact caused by the stronger Canadian dollar in 2010 compared to 2009.
Investment and Other Income of $7.1 million in the fourth quarter of 2010 included a $6.3 million gain for the Fair Value Change in Contingent Consideration. This gain occurred primarily because the Contingent Consideration asset is recorded as the present value of expected future payments, and therefore as each quarter elapses, even if no changes are made to the underlying Eligard® forecast, we will book a gain related to the time value of money as we move one quarter closer to realizing the full face value of the asset. Also in the fourth quarter, there was additional gain in the Fair Value Change in Contingent Consideration due to a reduction in the discount rate used to estimate the present value of the expected future payments and an improvement in the underlying Eligard sales forecast. For the full year 2010, Investment and Other Income totaled $19.4 million, including $16.5 million in gains related to the Fair Value Change in Contingent Consideration.
Operating Loss
The operating loss for the fourth quarter was $9.9 million, compared to a loss of $38.4 million in the prior-year fourth quarter, while the full year operating loss for 2010 was $26.0 million, compared to an operating loss in 2009 of $54.3 million. In both cases, the 2009 operating loss was negatively impacted by the $20.0 million Litigation charge related to the MGH settlement, the $7.5 million charge for the Purchase of In-Process Research and Development related to the acquisition of QLT091568, and charges for Visudyne inventory obsolescence within Cost of Sales.
Provision for Income Taxes
The provision for income taxes in the fourth quarter of 2010 was $16.4 million, compared to a recovery of $5.8 million in the prior-year fourth quarter. For the full year, we reported a provision of $10.9 million compared to a $5.3 million recovery in 2009. The provision reported in 2010 was primarily due to the application of a valuation allowance on certain of our deferred income tax assets, which negatively impacted the provision in the fourth quarter and for the full year. In the fourth quarter of 2010, the Company completed an intra-entity transaction in which the punctal plug intellectual property was transferred from the U.S. to Canada, with the result that ongoing R&D expense for the punctal plug program is now recorded by the Canadian parent company. A valuation allowance must be provided when it is more-likely-than-not that a deferred tax asset will not be realized. In determining the necessity for a valuation allowance, we considered the likelihood that ongoing expenditures will result in our Canadian entity incurring annual operating losses in the future. For the full year 2010, the provision of $10.9 million was partially offset by a non-cash income tax recovery in the first quarter related to the Amended

PDT Agreement. This income tax recovery as well as the application of the valuation allowance were both removed in the determination of non-GAAP earnings as they were non-cash items.
Earnings Per Share (EPS) / Loss Per Share, Adjusted EBITDA
The GAAP loss per share was $0.38 in the fourth quarter compared to GAAP EPS of $1.49 in the prior-year quarter. The decline occurred primarily because the 2009 fourth quarter results included $116.7 million of Income from Discontinued Operations, representing the accounting gain on the sale of QLT USA on October 1, 2009, while the current year fourth quarter had no Income from Discontinued Operations. For the full year, GAAP loss per share of $0.33 in 2010 was down from $1.77 of earnings per share in 2009, as the 2009 earnings were driven by the gain on the sale of QLT USA.
In the fourth quarter, non-GAAP EPS was $0.06. The items that were excluded in the determination of non-GAAP EPS were: (i) stock compensation expense, (ii) the Fair Value Change in Contingent Consideration, (iii) Other Income related to a tax grant received under the U.S. Therapeutic Discovery Project Program, and (iv) the non-cash tax provision related to the valuation allowance recorded against certain tax assets. We also added back (within Income from Discontinued Operations) $11.2 million of Contingent Consideration earned based on Eligard sales during the fourth quarter. For the full year 2010, non-GAAP EPS was $0.35. In addition to the adjustments previously listed, the full-year non-GAAP EPS figure also excluded: (i) interest income related to the Note Receivable from the QLT USA divestment, (ii) other income recorded in the second quarter related to the divestment of non-core assets, and (iii) the income tax recovery recorded in the first quarter that arose from the Amended PDT Agreement with Novartis.
Adjusted EBITDA plus Contingent Consideration earned was $2.1 million for the fourth quarter and $15.6 million for the full year 2010, as follows:

	Three months ended	Year ended
	December 31,	December 31,
(In millions of United States dollars)	2010	2010
GAAP operating loss	$(9.9)	$(26.0)
+ Stock based compensation	0.6	2.5
+ Depreciation	0.3	1.2
+ Contingent Consideration	11.2	37.9

Adjusted EBITDA plus Contingent Consideration	$2.1	$15.6

The full reconciliations of GAAP to non-GAAP financial measures for the fourth quarter and year ended December 31, 2010 are provided as Exhibits 1 and 2. The adjusted non-GAAP financial measures have no standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. We believe that the adjusted non-GAAP financial measures may be useful to investors to analyze the results of our business. We use these non-GAAP measures internally to evaluate our financial results and to establish operational goals. Certain items are excluded from non-GAAP financial measures because we consider such items to be outside of our core operating results or because they represent non-cash expenses or gains.
Cash and Short-Term Investments
The Company’s consolidated cash balance at December 31, 2010 was $209.5 million, up from the consolidated balance at the end of 2009 of $188.1 million. The year-over-year increase primarily occurred due to positive Adjusted EBITDA plus Contingent Consideration, collection of the $10.0 million Note Receivable from TOLMAR Holding, Inc. related to the sale of QLT USA and its Eligard product line in the fourth quarter of 2009, collection of income taxes receivable, and collection of a portion of our Mortgage Receivable. These increases were partially offset by $17.1 million used by the Company to repurchase shares during the year under its share repurchase programs.

Share Repurchase Program Update
During the fourth quarter, the Company announced that its board of directors authorized the repurchase of up to approximately 3.6 million of its issued and outstanding common shares, being 10% of its public float, over a 12-month period on the NASDAQ Stock Market and/or the Toronto Stock Exchange (“TSX”). The TSX accepted the notice of QLT’s intention to make a normal course issuer bid in the open market commencing December 16, 2010 and ending December 15, 2011. During the fourth quarter of 2010, the Company repurchased 22,000 shares for approximately $0.2 million, at an average price of $6.78 per share. Throughout 2010, including the prior normal course issuer bid program that expired on November 2, 2010, the Company repurchased approximately 2.9 million shares at an average price of $5.90 per share, for a total cost of $17.1 million. Since the Company began repurchasing shares in 2005, it has repurchased 43.8 million shares for a total cost of $232.0 million.
2011 GUIDANCE
The scope of the Company’s R&D efforts in 2011 will depend, in large part, on data that it expects to generate in the second and third quarter of 2011 from certain studies of its proprietary punctal plug technology and QLT091001 synthetic retinoid programs. These near-term data points may result in a highly variable level of R&D spend and, as such, the Company is not issuing full year guidance at this time for 2011 R&D expense or Adjusted EBITDA. However, we do expect that R&D spend will be in the range of $10 million to $12 million in each of the first and second quarters of 2011, in line with R&D expense in the fourth quarter of 2010.
•	QLT is projecting that Visudyne sales will range from $85 million to $90 million in 2011, with approximately $23 million to $26 million occurring in the United States.
•	Product revenue for product shipped to Novartis is expected to be approximately $2 million to $4 million for the year.
•	Total revenue is projected to be approximately $40 million to $44 million.
•	Cost of Sales is expected to be approximately $8 million to $10 million.
•	SG&A expense is expected to be $24 million to $27 million.
•	The provision for income tax for 2011 is projected to be $2 million to $4 million, although we do not expect to have any material net cash tax payments.
•
Payments to be earned during the year for the sale of QLT USA, representing 80% of the royalties earned by QLT USA (now Tolmar Therapeutics, Inc.) on Eligard sales occurring in 2011, are projected to be approximately $36 million to $39 million.

•	Each period we will assess the fair value of the contingent consideration and any changes will flow through the Statements of Operations within Other Income and Expense.
Pipeline Update
QLT is conducting a masked, randomized, active-controlled Phase II clinical trial examining the safety and efficacy of the latanoprost punctal plug drug delivery system (L-PPDS) in glaucoma patients. This trial features simultaneous placement of punctal plugs in both the upper and lower puncta in order to deliver an approximate bioavailable daily drug load approaching that of daily administered Xalatan® eye drops. The objective of the study is to enable a go/no-go decision with respect to ongoing development of this molecule in our punctal plug drug delivery system. While a positive outcome of this study could suggest a degree of L-PPDS safety and efficacy, it is not expected to support movement into a later stage trial without further clinical evaluation. The trial is ongoing; however, progression of enrollment to date has been slower than anticipated. Analysis and results from the trial are now expected in the second or third quarter of 2011.
The Company recently announced the results of its masked, randomized, active-controlled Phase II proof-of-principle study examining the safety and efficacy of the olopatadine punctal plug drug delivery system (O-PPDS) in patients suffering from allergic conjunctivitis. Data from the study demonstrated that there were no significant differences noted between the O-PPDS and placebo-PPDS subjects with respect to reduction in the signs and symptoms of allergic conjunctivitis, with both cohorts showing similar improvements. Internal study controls of the olopatadine (Patanol®) versus placebo eye drop comparison also failed to show a difference. The O-PPDS was generally safe and well-tolerated. The incidence of adverse events considered associated with treatment was 35.0% during O-PPDS exposure (originally reported as 33.3%) and 41.7% during placebo-PPDS exposure (originally reported as 38.3%). We plan to continue to evaluate study designs for the O-PPDS, however, further clinical trials of the O-PPDS are pending the outcome of the ongoing L-PPDS study described above.
The Company continues its Phase 1b clinical proof-of-concept study of QLT091001, an orally administered synthetic retinoid replacement therapy for 11-cis-retinal, which is a key biochemical component of the visual retinoid cycle, in patients with Leber Congenital Amaurosis (“LCA”) and Retinitis Pigmentosa (“RP”). The study is ongoing and continues to enroll patients. Results from patients in the LCA cohort are expected in the second quarter of 2011.
Passive Foreign Investment Company
The Company believes that it qualified as a Passive Foreign Investment Company (PFIC) for 2010, which could have adverse tax consequences for U.S. shareholders. Please refer to our Annual Report on Form 10-K for additional information.
RECENT CORPORATE ANNOUNCEMENTS
•
Announced that the Company’s wholly-owned U.S. subsidiary, QLT Ophthalmics, Inc., and Quantel Medical and its distributor, Quantel USA, Inc., entered into a co-promotion agreement for the sale of Activis PDT Lasers used to activate Visudyne® during photodynamic therapy of primarily classic lesions in wet age-related macular degeneration.

•
Announced that QLT091001, the Company’s oral synthetic retinoid, was granted two distinct orphan drug designations by the U.S. Food and Drug Administration for both the treatment of Retinitis Pigmentosa (RP) and the treatment of Leber Congenital Amaurosis (LCA) due to inherited mutations in LRAT and RPE65.

•	Announced the results of its Phase II proof-of-concept clinical trial for the olopatadine punctal plug delivery system (O-PPDS) in patients suffering from allergic conjunctivitis.
•
Announced that QLT091001 received positive opinions for two distinct orphan drug designations for the treatment of LCA and RP from the European Medicines Agency Committee for Orphan Medicinal Products.

•	Announced the departure of Dipak Panigrahi, MD, Senior Vice President, R&D and Chief Medical Officer.

QLT Inc.—Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In accordance with United States generally accepted accounting principles)

	Three months ended		Year ended
	December 31,		December 31,
(In thousands of United States dollars, except per share information)	2010	2009	2010	2009
(Unaudited)
Revenues
Net product revenue	$6,307	$10,810	$31,093	$42,106
Royalties	3,713	—	13,604	—

	10,020	10,810	44,697	42,106

Costs and expenses
Cost of sales	3,391	7,505	15,204	20,198
Research and development	10,709	8,105	33,485	28,590
Selling, general and administrative	5,570	5,853	20,808	18,337
Depreciation	280	341	1,202	1,403
Litigation	—	20,012	—	20,662
Purchase of in-process research and development	—	7,517	—	7,517
Restructuring (recovery)	—	(119)	—	(263)

	19,950	49,214	70,699	96,444

Operating loss	(9,930)	(38,404)	(26,002)	(54,338)

Investment and other income (expense)
Net foreign exchange gains (losses)	285	(7,289)	363	7,003
Interest income	234	521	1,834	4,339
Interest expense	—	—	—	(1,848)
Fair value change in contingent consideration	6,325	3,279	16,493	3,279
Other gains	284	12	674	28

	7,128	(3,477)	19,364	12,801

Loss from continuing operations before income taxes	(2,802)	(41,881)	(6,638)	(41,537)

(Provision for) recovery of income taxes	(16,428)	5,790	(10,901)	5,317

Loss from continuing operations	(19,230)	(36,091)	(17,539)	(36,220)

Income from discontinued operations, net of income taxes	—	116,673	—	135,654

Net (loss) income	$(19,230)	$80,582	$(17,539)	$99,434

Basic and diluted net (loss) income per common share
Continuing operations	$(0.38)	$(0.67)	$(0.33)	$(0.64)
Discontinued operations	—	2.15	—	2.41

Net (loss) income	$(0.38)	$1.49	$(0.33)	$1.77

Weighted average number of common shares outstanding (in thousands)
Basic	51,148	54,243	52,382	56,194
Diluted	51,148	54,243	52,382	56,194

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In accordance with United States generally accepted accounting principles)

	December 31,	December 31,
(In thousands of United States dollars)	2010	2009
(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$209,478	$188,114
Accounts receivable	10,659	9,465
Note receivable	—	9,259
Current portion of contingent consideration	36,520	33,587
Income taxes receivable	61	4,879
Inventories	3,324	2,874
Current portion of deferred income tax assets	3,643	5,608
Current portion of mortgage receivable	2,004	11,466
Other	2,958	6,052

	268,647	271,304

Property, plant and equipment	3,035	2,597
Deferred income tax assets	2,700	13,320
Mortgage receivable	6,013	—
Long-term inventories and other assets	13,319	14,925
Contingent consideration	94,069	117,491

	$387,783	$419,637

LIABILITIES
Current liabilities
Accounts payable	$6,031	$3,876
Income taxes payable	716	—
Accrued liabilities	6,323	5,574
Deferred income tax liability	82	—
Deferred revenue	—	4,244

	13,152	13,694

Uncertain tax position liabilities	1,687	1,489

	14,839	15,183

SHAREHOLDERS’ EQUITY
Common shares	479,998	506,023
Additional paid-in capital	287,646	275,592
Accumulated deficit	(497,669)	(480,130)
Accumulated other comprehensive income	102,969	102,969

	372,944	404,454

	$387,783	$419,637

As at December 31, 2010, there were 51,154,392 issued and outstanding common shares and 6,100,101 outstanding stock options.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings for the Three Months Ended

December 31, 2010	Exhibit 1

	Three months ended			Three months ended
	December 31, 2010			December 31, 2010
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)
(Unaudited)
Revenues
Net product revenue	$6.3	$—		$6.3
Royalties	3.7	—		3.7

	10.0	—		10.0

Cost and expenses
Cost of sales	(3.4)	0.0	(a)	(3.4)
Research and development	(10.7)	0.4	(a)	(10.4)
Selling, general and administrative	(5.6)	0.3	(a)	(5.3)
Depreciation	(0.3)	—		(0.3)

	(20.0)	0.6		(19.3)

Operating loss	(9.9)	0.6		(9.3)

Investment and other income (expense)
Net foreign exchange gains	0.3	—		0.3
Interest income	0.2	—		0.2
Fair value change in contingent consideration	6.3	(6.3)	(b)	—
Other	0.3	(0.2)	(c)	0.0

	7.1	(6.6)		0.6

Loss from continuing operations before income taxes	(2.8)	(5.9)		(8.7)

(Provision for) recovery of income taxes	(16.4)	17.2	(d)	0.8

Loss from continuing operations	(19.2)	11.3		(7.9)

Income from discontinued operations, net of income taxes	—	11.2	(e)	11.2

Net (loss) income	$(19.2)	$22.5		$3.2

Basic and diluted net (loss) income per common share:
Continuing operations	$(0.38)			$(0.16)
Discontinued operations	—			0.22

Net (loss) income	$(0.38)			$0.06

Weighted average number of common shares outstanding (in millions):
Basic	51.1			51.1
Diluted	51.1			51.1
Adjustments:

(a)	Remove stock-based compensation.

(b)	Remove fair value change in contingent consideration.

(c)	Remove income related to a U.S. tax grant.

(d)	Remove net increase in valuation allowance due to an intra-entity transfer of intellectual property and remove income tax impact of the above adjustments.

(e)	Add back contingent consideration earned based on fourth quarter Eligard royalties.

(1)
The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings for the Year Ended

December 31, 2010	Exhibit 2

	Year ended			Year ended
	December 31, 2010			December 31, 2010
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)
(Unaudited)
Revenues
Net product revenue	$31.1	$—		$31.1
Royalties	13.6	—		13.6

	44.7	—		44.7

Cost and expenses
Cost of sales	(15.2)	0.2	(a)	(15.0)
Research and development	(33.5)	1.3	(a)	(32.2)
Selling, general and administrative	(20.8)	1.0	(a)	(19.8)
Depreciation	(1.2)	—		(1.2)

	(70.7)	2.5		(68.2)

Operating loss	(26.0)	2.5		(23.5)
Investment and other income (expense)
Net foreign exchange gains	0.4	—		0.4
Interest income	1.8	(0.7)	(b)	1.1
Fair value change in contingent consideration	16.5	(16.5)	(c)	—
Other	0.7	(0.6)	(d)	0.1

	19.4	(17.8)		1.6

Loss from continuing operations before income taxes	(6.6)	(15.3)		(21.9)
(Provision for) recovery of income taxes	(10.9)	13.3	(e)	2.4

Loss from continuing operations	(17.5)	(2.0)		(19.6)

Income from discontinued operations, net of income taxes	—	37.9	(f)	37.9

Net (loss) income	$(17.5)	$35.8		$18.3

Basic and diluted net income per common share:
Continuing operations	$(0.33)			$(0.37)
Discontinued operations	—			0.72

Net (loss) income	$(0.33)			$0.35
Weighted average number of common shares outstanding (in millions):
Basic	52.4			52.4
Diluted	52.4			52.4
Adjustments:

(a)	Remove stock-based compensation.

(b)	Remove interest income related to note receivable.

(c)	Remove fair value change in contingent consideration.

(d)	Remove gain on license and sale of certain dermatology assets and remove income related to a U.S. tax grant.

(e)	Remove net increase in valuation allowance due to an intra-entity transfer of intellectual property and remove income tax impact of the other above adjustments.

(f)	Add back contingent consideration earned based on annual Eligard royalties.

(1)
The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

Conference Call Information
QLT Inc. will hold an investor conference call to discuss 2010 results on Tuesday, March 1, 2011 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.
About QLT
QLT Inc. is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne® for the treatment of wet-AMD, developing drugs to be delivered in our proprietary punctal plug delivery system, as well as developing our synthetic retinoid program for the treatment of certain inherited retinal diseases. For more information, visit our website at www.qltinc.com.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com
The Trout Group Investor Relations Contact:
Boston, Massachusetts, USA
Tricia Swanson
Telephone: 646-378-2953
tswanson@troutgroup.com
or
New York, USA
Christine Yang
Telephone: 646-378-2929
mnanus@troutgroup.com
Visudyne® is a registered trademark of Novartis AG.
Eligard® is a registered trademark of Sanofi-aventis Corp.
Xalatan® is a registered trademark of Pfizer Health AB.
Patanol® is a registered trademark of Alcon Research, Ltd.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales in the U.S. by our wholly-owned U.S. subsidiary, QLT Ophthalmics, Inc., and product sales outside the U.S. by Novartis under its agreement with QLT.
Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: our sales and other financial guidance; anticipated Contingent Consideration earned from the sale of Eligard; our PFIC status; statements concerning our clinical development programs and future plans, including our QLT091001 Phase 1b trial and our Phase II L-PPDS punctal plug clinical trial (latanoprost for glaucoma); statements concerning development of our O-PPDS; expected progression of these clinical trials and programs and timing to receive data; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.”

Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne or Eligard may be less than expected (including due to competitive products and pricing); uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, Visudyne, our punctal plug technology and synthetic retinoid program); assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials (including our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.
Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.
This press release also contains “forward-looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management‘s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.